Exhibit 99.1

Media and Investor contact:

Christopher Bona

Head of Communications

312.292.5052

investorinfo@ryerson.com

COURT CARRUTHERS JOINS RYERSON BOARD OF DIRECTORS

CHICAGO – August 7, 2015 – Ryerson Holding Corporation (NYSE: RYI), a leading processor and distributor of metals, announces Court Carruthers has been appointed to its board of directors, effective immediately.

Carruthers brings extensive experience to his role as a Ryerson board member. He held multiple leadership positions during his 13 years with W. W. Grainger, Inc., most recently serving as group president of Grainger’s Americas region, where he was responsible for the company’s operations in North and South America, as well as its e-commerce and technology initiatives across the enterprise.

“Court’s experience, energy, and intellect combined with his dynamic track record building commercial teams, managing supply chains and driving leading B2B e-commerce platforms are highly complementary with Ryerson’s strategic direction,” said Eddie Lehner, Ryerson’s president and chief executive officer. “We welcome him to our board of directors and look forward to receiving his insight as Ryerson continues its transformation.”

Carruthers has a Master of Business Administration from Queen’s University in Canada and a bachelor’s degree in commerce from the University of Alberta. He is also a Fellow of the Chartered Professional Accountants of Canada and an institute-certified director. In addition, he is a director of the Montessori School of Lake Forest, Illinois, and a member of the University of Alberta business advisory council.

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“I am honored to be joining Ryerson’s board of directors,” said Carruthers. “I have tremendous respect for Ryerson and its leadership team, and I look forward to working with them.”

About Ryerson

Ryerson is a processor and distributor of metals with operations in the United States, Mexico, Canada, China and Brazil. The company serves a variety of industries, including customers making products or equipment for construction, packaging, oil and gas and truck trailers. Founded in 1842, Ryerson is headquartered in the United States and employs approximately 3,700 employees in more than 100 locations.

Visit Ryerson at www.ryerson.com

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